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                                                                   Exhibit 99.03

                              VISTACARE, #11045824

                             FOURTH QUARTER RESULTS

                         DECEMBER 13, 2005, 5:00 A.M. PT

                           CHAIRPERSON: DOUGLAS SHERK

Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to VistaCare's financial results for fiscal 2005 conference call. At this time, all participants are in a listen-only mode. Following today's presentation instructions will given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, Tuesday, December 13, 2005.

                        I would now like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead, sir.

D. Sherk Thank you, operator, and good morning to everyone. Thank you for joining us at this early hour for VistaCare's conference call and webcast to review financial results for the fiscal fourth quarter of 2005 which ended September 30, 2005.

                        Before we begin, please note that we have arranged for a taped replay of this call which may be accessed by telephone. This replay will take effect approximately one hour after the call's conclusion and will remain available until Tuesday, December 20th midnight Eastern Time. The dial in number to access the replay is 800-405-2236 or for international callers, 303-590-3000.
                        The pass code required to access the call regardless of the number you've dialed in on is 11045824 and the pound key.

                        In addition, this call is being webcast live with a replay also available. To access the webcast go to VistaCare's website at www.vistacare.com.

                        Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events or the company's beliefs about its operational outlook for fiscal 2006. We wish to caution you that such statements are just predictions that involve risks and uncertainties. Actual results may differ materially. Factors that may affect actual results are detailed in the company's filings with the SEC including Form 10Q for the quarter ended September 30, 2005. In addition, the factors underlying the company's forecasts or dynamics are subject to change and therefore these forecasts speak only as of the date they are given. The company does not undertake to update them; however, they may do so from time-to-time and if they so choose they will disseminate to the public.

                        Now I'd like to turn the call over to Rick Slager, Chairman and Chief

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                        Executive Officer of VistaCare.

R. Slager               Thanks, Doug, and good morning, everybody, and thanks
                        for joining so early this morning. With me today are David Elliot, our President and Chief Operating Officer, and John Steging, our Chief Accounting Officer.

                        Yesterday evening we reported results for the fiscal fourth quarter and full year and we believe the results mask really the progress we have made during the past fiscal year to improve our profitability and let me try on this call to explain why.

                        Net patient revenue for the year was reduced by $11.9 million due to Medicare cap accruals and when you consider that nearly half of this $11.9 million is for additional accruals resulting from the Centers for Medicare and Medicaid Services, or CMS, changing the inflation adjustment index it uses to calculate the per beneficiary annual amount, our efforts to reduce our exposure to cap have been very successful. Furthermore, we believe that these efforts put us into position to further lower cap in fiscal 2006.

                        Let's take a quick look at the adjustments that impacted the fourth quarter and the full fiscal year of 2005. The $11.9 million reduction to net patient revenue from Medicare cap for the year ended September 30, 2005 includes the following estimated accruals or adjustments. $6.6 million for patient services during the 2005 Medicare regulatory year, including proration for estimated services that these 2005 patients may receive from other hospice programs. $1.6 million for a contra revenue accrual in the current year resulting from CMS lowering its inflationary adjustment on the per beneficiary cap amount to the 2005 Medicare cap year.

                        This lower than expected cap amount for 2005 was based on CMS incorrectly computing the per beneficiary cap amount for the 2004 Medicare cap year; $2.7 million contra revenue accrual in the current year for 2004 to reflect CMS's August 26, 2005 transmittal indicating that the hospice cap amount for the cap year ending October 31, 2004 was incorrectly computed; and, $1.1 million contra revenue accrual in the current year for 2003 based on our assumption that the hospice cap amount for the cap year ending October 31, 2003 was incorrectly computed in the same manner as the cap year ending October 31, 2004. $1.1 million contra revenue accrual in the current year for the reassessment received from our fiscal intermediary, or FI, in April 2005 for the 2002 Medicare cap year. The FI had previously issued a zero assessment for 2002 and as we have previously disclosed on prior calls, we reported this accrual in our third quarter fiscal quarter. And finally $1.2 million credit for an adjustment for net patient revenue to reverse estimated Medicare cap accruals that were greater than actual assessment letters received from our fiscal intermediary in 2002 for the 2004 Medicare regulatory year.

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                        Now I know we've thrown a lot of numbers at you here,
                        but allow me to restate some of them from a different perspective.

                        If we were not forced to increase our cap contra revenue accruals due to CMS adjustments to prior year calculations and/or cap amount determinations, we would have recorded a Medicare cap accrual of $2.1 million for the fourth quarter and $6.6 million for fiscal year 2005. Without the readjustments from CMS error and recalculation for fiscal 2005, we would have generated a decrease in cap exposure from the $13.2 million we had previously recorded for fiscal 2004 versus $6.6 million in fiscal 2005.

                        Now before I turn the call over to David to review the operational details, let me update you on the positive developments reported in our news release yesterday regarding Indiana.

                        Since the decertification of our Indianapolis provider number, which also impacted our Terre Haute program on October 15th, we have worked closely with the Indiana State Department of Health and CMS to allow VistaCare to provide much needed hospice care in these markets within the regulatory guidelines established by both organizations.

                        In our press release we announced the status of the regulatory submissions which have allowed us to continue to serve the patients in both of these communities. Specifically, we are today operating in Indianapolis with the approved transfer of our Bloomington provider number to Indianapolis.

                        The implementation of the decertification of the Indianapolis Terre Haute provider number occurred on October 15th with Medicare reimbursement ceasing November 14th for that provider number.

                        As of October 31st approximately 340 patients continued to be cared for at the Indianapolis and Terre Haute programs. Slowly and carefully when possible without disrupting the care of patients, a number of patients have been transferred from the old Indianapolis Terre Haute provider number to VistaCare's Bloomington or Seymour programs. In fact, as of the first week of December we were caring for 99 patients formally associated with the old Indianapolis Terre Haute provider number at the Bloomington or Seymour locations.

                        With the recently approved transfer of the Bloomington provider number to Indianapolis, we are beginning to return to full service in that market as well as operate in Bloomington as an alternative delivery site. This solution, developed in full cooperation with Indiana State Department of Health and CMS, has allowed VistaCare to maintain our presence and referral relationships in Indianapolis so that we can continue to serve current and

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                        new hospice eligible patients.

                        In Terre Haute we have submitted for a new separate stand alone provider number. As of the first week of December we continue to serve approximately 115 unreimbursed patients in Terre Haute while waiting for the survey necessary for certification of the new provider number. As a result, our operating performance has suffered and will continue to suffer until we successfully pass the required certification survey.

                        While we have asked for as swift response to our survey request as possible, we do recognize the time constraints of our regulators and there can be no assurance as to when our request will be considered and the survey conducted. However, Terre Haute has continued to operate in a superb manner during this difficult time and has an excellent regulatory and compliance history so we look forward to establishing VistaCare's Terre Haute program as a Medicare certified hospice provider.

                        Obviously the numerous surveys prior to decertification and decertification process itself did bring a great deal of distraction to our Indianapolis team and our admissions in both Indianapolis and Terre Haute did suffer in the fiscal fourth quarter which has spilled over to this quarter. But as we speak with you today, we continue to serve patients in Indianapolis and Terre Haute and we deeply appreciate the solution focused approach that the ISDA and CMS took during this period.

                        Now to discuss our fourth quarter operational progress I'd like to turn the call over to David.

D. Elliot               Thanks, Rick, and good morning, everyone. As we
                        discussed last quarter, beyond the Medicare cap adjustments there are 2 major factors behind our ongoing profitability issues.

                        The first is higher than anticipated expenses associated with our implementation of our Medicare cap mitigation and long term growth strategies and the second is that average daily census has been basically flat despite strong increase in admissions. As Rick mentioned, the situation in Indiana added to our admissions challenges as the fourth quarter progressed.

                        In fiscal 2005 we invested in 13 new start ups, one small acquisition and 5 IPU start ups. We invested in expanded marketing and redirected those marketing efforts to referral sources which addressed the specific length of stay needs of each individual program. We have entered into 4 partnership relationships with leaders in the field including Emory, Sunrise, ARC and Benchmark.

                        As a result of these combined efforts, year-over-year we have grown the

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                        number of sites by 27% from 44 to 58, increased
                        admissions by 13% for the fiscal year, reduced our median length of stay by 11% to 33 days for the year, increased our average daily census, or ADC, by 3% to 5,376, increased patient billable days 3% over last year and as Rick mentioned, reduced our operational cap exposure by approximately one-half.

                        Our team has done a good job of addressing our cap exposure during the past year and we estimate that we will be able to further reduce our potential cap exposure in fiscal 2006 by about half.

                        When one looks at the reported results for the fourth quarter, it may be more difficult to discern the positive trends. Admissions were down from the prior quarter by 4%, but the 4,231 admissions were up by 7% from the same period a year ago. Our median length of stay of 33 days was up 6% from the prior quarter and down 11% as compared to the same period a year ago.

                        Although not pleased with our quarterly admissions performance, which was impacted by our Indianapolis decertification, we do believe the intentional refocusing of the majority of our directors of public relations, or DPRs, on longer length of stay referral sources is part of the reason for both the temporary admission slowdown as well as the desired increase in median length of stay.

                        During the fourth quarter we had an average of 139 DPRs who averaged 10.1 admissions per month compared to the 143 DPRs who averaged 10.3 during the prior quarter. We are continuing to strengthen our DPR team through improved recruiting, accountability and training. The ability of the majority of DPRs to refocus on longer length of stay potential referral sources drove the increase in ADC to 5,440, a 1% increase over the prior quarter and a 2% increase over the same period for the prior year. This in turn resulted in an increase of patient billable days by 2% over both the prior quarter and the same period for the prior year and an increase in the net patient revenue of 1% over the prior quarter and 11% over the same period for the prior year.

                        Moving to the expense items in the P&L, the gross margin was 25%, a decrease from 37% in the quarter ending June 30, 2005. The quarterly decline in gross margin was driven primarily by the previously described impact of cap adjustments and mitigation, as well as growth strategy investments, relatively flat ADC, and a series of one-time patient care cost adjustments.

                        G&A expense increased 4% over the prior quarter to $19.7 million, down 11% compared with the same period a year ago.

                        With regard to cash flow, the company had two large cash disbursements

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                        during the quarter which resulted in negative cash flow
                        of $5.3 million and we had $53.4 million in cash and short term investments as of September 30, 2005.

                        For fiscal year 2006 our primary focus is to ensure the cap mitigation and growth oriented investments made during fiscal year 2005 begin to contribute to company profitability. For example, although they have already begun to mitigate our cap exposure, our once small acquisition program in 13 leapfrogs or alternative delivery sites due to their start up nature have not yet broken even and during fiscal year 2005 had a combined operating loss of approximately $1.5 million.

                        Although we will continue to consider new leapfrogs based on both cap mitigation and market potential, our primary focus is to grow admissions and census at our start ups to ensure their fiscal year 2006 profitability.

                        During the fourth quarter after considering all alternatives, we made the cost based decision to close our Cincinnati based IPU, our inpatient unit, and to consolidate our Lehigh, Utah hospice program with our Salt Lake City program. When necessary to ensure that we are delivering high quality care in a cost effective manner, we will not hesitate in making similar moves in the future.

                        On the personnel front I'm delighted to report that we have successfully concluded the search for a new Chief Medical Officer who will be joining us here in Scottsdale at the beginning of the new year. We expect to be making this announcement about his new appointment prior to Christmas.

                        In terms of our CFO search, we were in final discussions with a candidate prior to the end of the fiscal year, but we were unable to successfully conclude these negotiations. We have reopened the search and in doing so are also considering interim CFO candidates.

                        I would now like to turn the call back to Rick.

R. Slager               Thanks, David. Before I open the call up to your
                        questions, let me address guidance or the lack thereof for fiscal 2006.

                        Given the uncertainties concerning the timing in Indiana and the importance of those sites to this company, we are reluctant to provide any specifics for fiscal 2006. We are working hard to build admissions in a balanced manner and we do think we are making progress in that area. We do expect to reduce cap, we do expect to lower overall costs and we do expect to increase the number of programs that have more than 60 patient census.

                        All and all we feel very good about how we are going into fiscal 2006 and

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                        believe that we are on track to demonstrate improved
                        performance on all fronts.

                        One note before I turn the call over to the operator. I've been alerted that in my comments as I was listing and going through the cap numbers one of the numbers, which was a credit, which was an adjustment to the net patient revenue to reverse the estimated cap accruals, we did pick up a credit this past quarter of $1.2 million which was received from our fiscal intermediary in 2005 from the Medicare year 2004. I just wanted to make that clear. Apparently I said it was fiscal year or fiscal intermediary in 2002.

                        With that, I'd like to turn it over now for some questions at which point after the questions I'd like to conclude with a few comments. Operator.

Operator Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star key followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star key followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please.

                        Our first question comes from Ryan Daniels with William Blair. Please go ahead.

R. Daniels              Rick, a quick question on the Terre Haute program
                        regarding getting the Medicare surveys and certification for that program. Can you give us a feel (1) for what's your anticipation of how long that may take perhaps based on previous experience in Indiana; and (2) just remind me if you can ever retroactively bill for those patients or if that will just be a drag until the survey's done?

R. Slager               Ryan, you cannot retroactively bill. We have been told
                        by the State of Indiana that this is a high priority and based upon our request which has occurred in the last couple of days for recertification, we expect it to be relatively quick. I can tell you that very candidly historically you could look at a week, you could look at months, but given the high profile of this, the fact that Indiana's recognized it, CMS has recognized it, we continue to care for these patients and the lack of alternatives in the Terre Haute market, which both CMS and the Department of Health are very aware of, we have been told that this will happen very quickly.

                        All I can tell you is that we've been very pleased with how well given the set of circumstances surrounding all this we've been able to work with and they have worked with us, both Indiana as well as CMS.

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R. Daniels              Sure, and then I understand your hesitation to provide
                        guidance until we figure out when that day is going to be. Is it your anticipation at this point that when it does happen you will perhaps: (1) indicate that to the investment community; and (2) provide a look at guidance for `06 or what are your thoughts on giving guidance going forward?

R. Slager               I can tell you we have not made that decision yet. We
                        will be making that obviously at the time that things are stabilized in Indiana. We also, as I've mentioned on previous calls, would love to have our Chief Financial
                        Officer on board as well. So there are a series of events, but I can tell you that obviously we'd like to give guidance as quickly as possible.

R. Daniels              And then in regards to what happened in
                        Indianapolis/Terra Haute with sharing a provider number, has that changed your approach or potential outlook on leapfrogs in that from a risk management perspective it may be better to have separate licenses?

R. Slager               It certainly has caught our attention. The reality
                        though, Ryan, as you know we just historically have not had significant issues from a compliance perspective and the nice thing about the leapfrogs is as we've talked about in the past is their ability to basically expand the market to allow us to generate a more balanced patient population which does help us with cap. So obviously we look at it in each individual market, but this was a set of circumstances that just was unusual so
                        I can tell you that it's certainly something that we are aware of, but not planning on changing significantly our strategy going forward.

R. Daniels              The last question and I'll hop off. David, you mentioned
                        briefly that you closed the Cincinnati IPU and combined
                        Lehigh into Salt Lake City. Can you (1) give us a little bit more detail on that, and then (2) you provided comment that you wouldn't hesitate to do similar things in the future if it's in the best interest of the business. Can you just provide a little more color on that as well?

D. Elliot               Sure. As it relates to the Cincinnati IPU, great team of
                        people, but as we've stated in the past, we've come to the realization that an IPU requires let's say two major things. One, a program with a census of greater than at least 150, preferably greater than 200 to make sure you're going to fill those beds and also a strong relationship with a hospital to allow you to further increase the likelihood of filling those IPU beds. And in Cincinnati we had really neither of those two from a strong suit perspective and we were losing money on a monthly basis and realized that there was nothing in the near future that was going to change that.

                        The situation in Utah, as you can imagine we have expressed our challenges related to cap mitigation and also therefore expense control. I challenged our

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                        team to say how are we going to bring the Utah programs
                        to profitability as quickly as possible. And credit to the Utah team, they indicated that they could still serve a majority of their patients with the established teams by consolidating the Lehigh program with the Salt Lake program and reduce expenses.

                        And my comment regarding and willing to do similar things moving forward, obviously number one concern is quality of care and with that in mind secondarily of course but still important is how cost effectively I'm delivering that quality of care. Our field team understands that. We are judging each program on both its quality of care and its contribution margin, if you will, to the company and if we're not able to provide the necessary contribution margin, we need to take the steps to ensure that these programs do not negatively impact the company. I will continue to assess all programs both stand alone and combination.

R. Daniels              Okay, great. Thanks, guys.

Management              Thanks, Ryan.

Operator Thank you. Our next question comes from Kevin Fischbeck with Lehman Brothers. Please go ahead.

K. Fischbeck            Good morning. A couple questions. It seemed like you
                        were talking about possibly reducing the Medicare cap by half again next year. Can you tell me what the base is because there's a lot of numbers and there's a lot of ways you could be looking at it? Are you looking at it from the 6.6 or is there some other adjustment that you're looking at when you talk about reducing the cap exposure in half?

D. Elliot               Hi, Kevin, it's Dave Elliot. The way I look at it is I
                        take the 6.6 and I add the $1.6 million adjustment based on CMS recalculating or redeciding how they calculate the cap amount. So I'm looking at what I will call an $8.2 million fiscal year `05 cap exposure and it's that $8.2 million I state that I believe we can reduce by half.

K. Fischbeck            Okay and then if you could spend a little bit more time
                        on the cost side. You mentioned a number of things and specifically I wanted to get a little more clarity on that one-time patient care adjustment that went during the quarter. I'm trying to see if there's a way to figure out what maybe a normalized patient care expense might have been during the quarter.

D. Elliot               Sure. I'll let John touch upon that, but when it comes
                        to both patient care and SG&A expenses, the obvious impact, especially when you're looking at expenses as a percent of revenue for the quarter, is the obvious impact of the $7.4 million cap contra revenue hit. Then also the fact that we increased our

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                        number of programs, leapfrogs by 2 during the quarter,
                        that's in addition to the ongoing financial drag of our previously established 11 leapfrogs.

                        I mentioned the ongoing investment of new IPUs. Obviously for many publicly traded companies another issue is the expense of HIPPA and S-Ox compliance which we believe accounts for about $400,000 in the fourth quarter. And I'll ask John to briefly color one-time adjustments or costs. John.

J. Steging              Some of the one time costs, Kevin, were due to some site
                        personnel turnover and we actually had some clean-up in some sites where we got additional expense accrued in.
                        And some of it was just normal operational adjustments to our accruals to maintain our conservative approach to our exposures.

K. Fischbeck            Do you have a number?

J. Steging              Yes, in total it approximated about $700,000 in the
                        quarter.

R. Slager               Okay and then in the press release you guys had talked
                        about how SG&A grew 11% this year. What's the thought process for that number going forward into `06? Is that number going to be coming down or is any kind of margin expansion on the SG&A line at least going to come from growing the top line faster?

D. Elliot               I'm just looking at our numbers. SG&A expense, I should
                        have said that it was up, I'm talking about the quarter, SG&A expense, was up 4% from the previous quarter and down 11% year-over-year, in other words that quarter over the same period prior year.

K. Fischbeck            Okay, I was just looking at the press release and it
                        said resulting 11% year-over-year increase in SG&A.

D. Elliot               I'll have to take another look at that press release.
                        SG&A expense for the year did increase approximately 13% year-over-year.

K. Fischbeck            Is that number, where does that number end up going in
                        fiscal `06? Is that number going to start to really trail off or is it still going to be a function of you're going to go out and open up leapfrogs and do all the things that you've been doing, but you're going to create similar type increases?

D. Elliot               That's a good question, Kevin, and in my prepared
                        comments I made clear although we will consider new leapfrog sites based on either cap mitigation issues or market potential, from my perspective and the team's perspective our primary focus is to get those 13 leapfrog sites to profitability as quickly as possible.
                        So I would expect that SG&A expense as a percent of revenue to begin to quickly level off. That's our primary focus in fiscal year `06.

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K. Fischbeck            Okay, great and then last question. The admission growth
                        was faster than ADC growth which is exactly what we want to see, but it did drop down from the high teens rate that it's been going the last couple quarters. Is anything going on there that we should be aware of?

D. Elliot               Generally speaking, no. I mean I'm actually pleased and
                        I do realize the initial reaction. Yeah we've been hearing it for the past 2 quarters and what I'm referring to is the slow but steady refocusing of the sales teams based on their individual programs' dynamics. In other words, yes, those programs with potential cap should be targeting the shorter length of stay referral sources and over the past 2 quarters what we have been doing is redirecting the majority of our field team to the longer length of stay referral sources.

                        And the reason I keep harping on that is because it does take time as you can imagine with the salesforce to, I won't say break prior relationships with the shorter length of stay referral sources, but the challenge is over time to establish relationships or reestablish relationships with the longest length of stay referral sources.

                        So, no, I expect and demand that our admissions, especially on a per DPR basis get back on track and increase, but there was nothing in the quarter that caused me undue concern.

R. Slager               Kevin, just one comment on that is that the biggest
                        impact for the quarter and the drop in the number of admissions came from Indiana. It was over a third of the drop and that's because as we hit the September time, we slowed admissions in the quarter and by September we totally ceased admissions to the Indianapolis program.
                        Indianapolis has historically been one of the shortest length of stay sites that we had. We always anticipated a very high volume of admissions so I can put your mind a little bit at ease when you see the admission drop in that a major piece of that came from literally one site.

K. Fischbeck            Okay, great. Thanks.

Management              Thank you.

Operator Thank you. Our next question comes from Eric Gommel with Stifel Nicolaus. Please go ahead.

E. Gommel               Good morning. At this point do you have any other
                        hospice programs that are having survey related issues?

D. Elliot               Eric, this is Dave Elliot. As you would expect,
                        regulatory surveys are an ongoing expectation for our company and with a company our size we average about 32 program surveys per year so you can generally assume we

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                        always probably have 1 or 2 surveys underway. We do not
                        comment on surveys in process or surveys on a site by site basis, but I will give you comfort that generally we have not seen a significant year-over-year increase in either the number of deficiencies per survey or the number of deficiencies per program.

R. Slager               Eric, I'd just add to that there's really nothing
                        unusual at this point. As David said, you're constantly being surveyed for a variety of reasons and we have not seen an uptick in any one area or another so we feel very comfortable that things are on track.

E. Gommel               And then with respect to your Indiana programs how have
                        you been explaining the issues that you're having in those programs with your primary refers? How do you think this has impacted your competitiveness in those markets?

                        I think the way that you've portrayed it, you seem to be the major provider of hospice in those markets and a key provider at that so I'm curious how that has impacted the competitiveness there.

                        Then I think you've talked a little bit about it, but can you give us any idea when you think you'll have those programs up to a normal run rate, I mean is it early next year? I know people have asked it a couple different ways, but any additional color?

R. Slager               Avery candidly we, I mean this very sincerely, we have
                        been ... in tough times you find out who your real friends are and we have been amazed at the support that we've gotten in both communities. Terre Haute, we are the largest provider of hospice services in the State of Indiana and we certainly are the largest provider of hospice services in Terre Haute and one of the largest in Indianapolis. We have heard from all of our referral relationships. I would say the overall tenor of those conversations has been very empathetic, they've been very supportive.

                        Obviously both of these programs, as we mentioned at one point in time prior to this issue were running at plus 200 census. That has obviously had a big impact and both of those now are around 100 on average between the two so it'll take a little bit of time to bring it back. When I say a little bit of time I would imagine in the next 3 to 4 quarters we would hope to be regaining and back pretty much on target in that we really have not lost a significant number of referral sources and they are waiting for us to get our license back in Terre Haute.

                        And as we said in Indianapolis, we are now fully operating and beginning to work with those relationships again so we would hope by certainly the end of the year they could get back to a normal type of a run rate.

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E. Gommel               Great. And then my last question on the DPRs, how
                        competitive is the environment right now to find good I guess you would call them sales marketing people on the healthcare side? Are you finding the environment more competitive, less competitive? If you could just talk a little it about that.

D. Elliot               Eric, this is Dave Elliot. I would acknowledge that it
                        is slowly but steadily becoming more competitive and as you saw with NHPCO's 2004 data, the number of hospice programs across the nation has increased by about 10% and obviously we're competing not only with other hospice providers, but other healthcare services providers.

                        Yes, it is a very competitive market to find high quality DPRs. Yes, we are competing in some cases with other hospice programs. We do believe we have the ability by offering better opportunity, better training to attract top notch caliber personnel. For example one of the things we're undertaking is a professional selling services program to increase the sophistication of our DPRs to make sure our value proposition's being heard in the market.

                        So long winded answer is yes, it's more competitive, but actually I believe we're going to fare well in that competitive market in recruiting DPRs.

E. Gommel               Great. Thank you.

Operator Thank you. Our next question comes from James Lane with North Star Investments. Please go ahead.

J. Lane Good morning. I apologize for my voice. I wanted to ask if you could break out for us what the profitability impact on the fourth quarter was for Indiana?

J. Steging              Tough to do. As we mentioned before, I can just tell you
                        from an impact perspective the site itself went from in the fourth quarter approximately 200 patients down to about 140 patients so over the course of the quarter, the site dropped fairly significantly in terms of census. But in terms of just literally breaking it out on an individual basis, that'd be pretty difficult plus obviously the resources. There were a tremendous amount of resources being spent in the fourth quarter to work with the State to try to correct the situation.

                        There are a number of factors, but I would say the principal loss over the time was just the loss in census.

J. Lane Okay, but the revenue per patient day wouldn't be significantly different in that market than other markets and therefore we can do our own math based on that to come to a reasonable estimate?

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D. Elliot               You can. Let me just give you a little more help there.
                        If you push me in the corner and say, Dave, there were a lot of efforts undertaken during the fourth quarter to address the decertification and the surveys and the desire for recertification. I would say we spent close to $300,000 during the fourth quarter related to Indianapolis decertification.

                        Also when you begin to do the math on patient days and unreimbursed patients, I'll just give you the indication that your decertification typically ... let's say our decertification was October 15th. The reimbursement for those patients ceases upon approximately November 14th and, yes, the average per day reimbursement per patient is average in Indiana.

J. Lane Okay, great. That's very helpful. Then also related to the Indiana market it sounds like all the parties have really played well together for lack of a better term. But would you now anticipate patient census in that market to begin to build again?

D. Elliot               Would I expect census to begin to build? Absolutely.
                        What the real "wait and see" and we're not waiting and sitting on our hands, we're working diligently and we're ready for the survey, is once we're able to get Terre
                        Haute recertified and an independent provider number, we're back in the market in both Terre Haute and Indianapolis and, yes, you can and we expect our census to grow again.

J. Lane Okay, thank you. And then my next question's related to the CFO recruitment effort. Could you add any color to your comments on that, where we stand and are there internal candidates for that position as well?

D. Elliot               We're primarily focused externally and we have obviously
                        a retained recruiter helping us with the search. We're being very careful and methodical with the search. We believe we had found a strong candidate, but were unable to come to terms from a negotiation perspective and now we're back to a new slate of candidates that we'll begin to interview I'll say honestly probably more likely right after the holidays.

R. Slager               Let me just put a little color on that as well. We don't
                        feel like we've got a gun to our head because John has been with us for a number of years, he's done an excellent job. He's guided the company not only through the last few quarters as well as year end close, but also through the 404 S-Ox process and we feel we've got very good people internally. He's built a great staff.

                        Although it'd be nice to have a partner for John to work with, the reality of it is we feel very comfortable with the team we have here and the mix has got to be the right match. This is not only looking for someone who is

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                        financially aware, astute, very helpful and strategic,
                        but it's also someone who has a heart for the business because that's part of what is necessary in the business that we're in. It is not a classic typical, let's go find a CFO type of a search. As I said, we feel very good about the team we have in place, but it would be nice to find that person and we hope to do it quickly.

J. Lane Okay, thanks. And my last two questions are while I appreciate, Rick, your lack of desire to give a lot of specifics around fiscal `06 guidance, I was wondering if you would opine or give some characteristics. Do you think the prospects are good for us to have a less noisy fiscal `06 from a financial reporting perspective and then also when the business outlook starts to seem more ... there seems to be more visibility, would you consider using some of the over $4.00 in net free cash we have on the balance sheet to start buying back stock?

R. Slager               I'll respond to both of those. I sure hope to God we
                        don't have as much noise in `06 as we had in `05. I mean this last 12 months has been a very trying period, yet at the same time as I said and I do feel, as I think
                        I've hopefully conveyed, pretty damn good about how we're coming out of this given the set of circumstances.

                        I don't expect a change in the Medicare cap amount calculation. I don't expect the kinds of things that we've run into this year and certainly historically, given our performance and our focus on quality care, I don't expect issues with regards to decertification, so we've had a number of issues that have hit this quarter.

                        At the same time if you remember back to 2002 when we came out of the chute with our IPO, we had about 16 programs, under 60 patients. Within about a year we took almost all of those out of the 60 category which really led to great profitability. We're now sitting with 20-21 programs under 60 and I think now teed up, ready to move those above the 60 kind of number. I feel like we're positioned now well for 2006 with certainly some final clean up that has to be done in Indiana.

                        The other thing I'd say with regard to the stock, potentially a stock buy back. We spent a good portion of our last Board meeting discussing the strategic plan that we have in place and certainly one of the discussion topics that the strategic planning committee of the Board is looking at is that potential. There will be a series of meetings coming up over the course of the next couple of weeks with that strategic planning committee of the Board where that will be one of the items evaluated.

J. Lane Thank you and thanks for holding this call so early, it's very helpful.

R. Slager               We were happy to do it. It's not as easy always to get
                        everybody in early, but

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                        we're happy to do it. Thanks, James.

Operator Thank you. Our next question comes from Leslie Lenzo with SG Cowen. Please go ahead.

L. Lenzo Good morning. I had just a couple of housekeeping questions to start out with. The first is do you have the actual number of patient days in the quarter?

R. Slager               We do. Let's look here.

D. Elliot               500,439. This is David.

L. Lenzo                Great. And then you gave us the median length to stay.
                        Do you have a number for the average length of stay as well?

D. Elliot               We do. The average length of stay for the quarter is 106
                        and as you know the median was 33.

L. Lenzo Right, exactly. Okay and then in terms of getting a breakdown of ADC growth by organic growth which I would throw your leapfrog in that bucket as well versus the acquired growth, is the acquired growth material at all this quarter?

D. Elliot               Acquired growth is not material this quarter.

L. Lenzo And then the last question is regarding the leapfrog, what is your expectations for the timeframe of those becoming profitable and are there any specific problems that you're seeing with those leapfrog sites that's holding those back from becoming profitable?

D. Elliot               This is David. What we did do, I remember back I think
                        it was in third quarter, we acknowledged that we did not consider properly the financial drag of the mother site from which the leapfrog leapt. Does that make sense so far?

L. Lenzo                Right, it makes sense so far.

D. Elliot               Okay. And at that time we said including the financial
                        drag on the home or mother site, we anticipate that it typically will cost approximately $500,000 with a 24 month cumulative break even for a leapfrog.

L. Lenzo                Okay, so there's no change to your prior outlook there?

D. Elliot               I anticipate that based on all things I'm seeing that
                        it's only going to get better. Period.

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L. Lenzo                Okay, perfect. Thank you.

Operator Thank you. Our next question comes from Geoffrey Harris with Sirios. Please go ahead.

G. Harris               Good morning. I may have not been able to find it on the
                        press release, but I was wondering if you could give us
                        3 numbers for the fourth quarter excluding what you consider to be one time items? I'm trying to get the book EPS, EBITDA and cash flow from operations just for the fourth quarter, again excluding things that were one time charges or one time expenses so we can get a sense of the run rate of the business.

D. Elliot               Based on that, I understand what you're looking for. The
                        best thing is probably for you to call us after the conference call.

G. Harris               Can you just give me an EPS number?

D. Elliot               Not without one time charges.

G. Harris               Or EBITDA, no?

D. Elliot               The best thing is to call us back.

G. Harris               Okay. One question about fiscal `06 then. Do you have a
                        fourth quarter P&L? Because I don't see it on the press release.

D. Elliot               Yes, we do have a fourth quarter P&L and I'm surprised
                        you don't see it on the press release.

G. Harris               I think you just have the annual on here as far as I can
                        tell.

D. Elliot               You're right. We only have the annual P&L on the press
                        release.

G. Harris               Yeah, I think it will be important to disclose that to
                        investors. And then also do you think, just going back to Jim Lane's question on `06 without giving any specific guidance, do you think you can be profitable in `06 or any quarter in `06?

D. Elliot               This is Dave Elliot. My answer is absolutely yes and,
                        Geoffrey, you're right, I will get the fourth quarter
                        P&L out and available to everyone. I apologize.

G. Harris               Okay. Alright, thank you.

Management              Thanks, Geoffrey.

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Operator                Thank you. Our next question is a follow up from Ryan
                        Daniels. Please go ahead.

R. Daniels              Hey, guys, one quick follow up on the Medicare cap. You
                        stated in the press release that there's $2.7 million to reflect the potential incorrect computation from CMS. Is it for sure yet that you're going to have to pay back that $2.7 million or is it just your stance that you should accrue it now and if it happens it won't be another accrual in the future quarter?

R. Slager               It's the latter, Ryan. CMS has given no indication other
                        than the fact that they stated the 2004 number was incorrectly calculated. They've not given us an indication whether or not they will go back.

                        My understanding reporting-wise, you're obligated to accrue if it's estimatable and probable. One of the reasons for the late night and probably missing putting the fourth quarter in the press release was just working through with E&Y the final numbers for both the quarter and the year. When it all came down and shook out, the decision was made even though there is some question whether it's truly probable that it will occur, it is a potential liability that we felt that we might as well book in `05.

R. Daniels              Okay and then a similar question for `03. It looks like
                        you're stating, it's just based on your assumption that it may be incorrect without the government saying anything. Was that an auditor decision that they wanted you to accrue 1.1 for `03 as well even though CMS hasn't made any comments on `03?

R. Slager               It was our decision based upon as we looked back through
                        the calculations of prior year that those were the 2
                        potentially exposure years and to do it even though 2003 has not been mentioned. I think all of us that have done the calculations looked at 2003, `04 and `05 as the potential exposure years.

R. Daniels              David, this is the last one and I'll hop off. You
                        mentioned 2 large cash payments in Q4. Was that repayments of Medicare cap from previous years and again was that a total of 5.3 or did that make cash flow from operations negative 5.3?

D. Elliot               Yeah, the total change in cash was negative 5.3 and that
                        included cap payments of $5.9 million and the acquisition, we call it the Sandia acquisition of the hospice and IPU in Albuquerque for $4.5 million.

R. Daniels              Okay, great. That's helpful. Thanks.

Operator Thank you. Our next question comes from Matt Ripperger with CitiGroup. Please go ahead.

Gia Thanks very much. This is actually Gia [?] calling in for Matt. A couple of

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                        questions here. You quoted a couple of numbers on the
                        DPR. I just wanted to know how do you want us to interpret that statistic and how should we look at the admissions growth opportunity for next year?

D. Elliot               This is David. The way you should interpret it is the
                        same way I did and that is our average dropped slightly from 10.3 admissions per DPR to 10.1. So like you, I'm in the mix asking why and taking a close look at each DPR's target and achievement and also doing a good job, a better job of looking at best practices and I mean that from a recruiting perspective. Who have we recruited that's doing a fantastic job and how can we replicate that profile? And then also who's doing a good job and why and how do we bring that experience to the other new DPRs?

                        I'm using this as an opportunity to improve both our recruiting as well as our training for our DPRs moving forward. It does not, as someone else asked, it does not cause me undue concern, but it certainly is something I need to and our team is focused on.

Gia And my next question is it sounded like in some of your programs you're trying to manage your cap exposure and your other programs you're trying to expand length of stay and increase your ADR. I'm trying to think about the dynamic between admissions growth and ADC growth for next year. Do you think that you will still see a lower ADC growth and admissions growth or do you think it will be relatively comparable given that you have it seems like 2 sets of different profiles in your program?

D. Elliot               That's a good question, Gia. As we've talked about, as
                        we've gotten much better with what I would call the rifle approach, in other words looking at each program and deciding what their market dynamics allow, meaning if we have a program with the potential for cap you're absolutely right, we're going to target the shorter length of stay patient which typically means good admissions, but at the same time relatively high discharges so what typically happens is the potential for flat ADC. But at the majority of our programs, and this is why I think you're going to see admissions growth and ADC growth beginning to become more closely aligned in fiscal year `06. At the majority of programs we're beginning to make headway at the longer length of stay referral sources and therefore our discharges shouldn't be as quick as our admissions and therefore our ADC should grow.

R. Slager               Let me just add a little more to that as well. One of
                        the I think really positive things about the quarter was seeing certainly the median length of stay actually begin to tick back up and the average length of stay actually starting to tick down fairly significantly. I think that indicates and shows a focus.

                        The other thing I'd say on the growth perspective is remember that the cap exposed sites, now that there is such focus per site, we only have a little over

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                        a handful of sites that are really in that cap exposed
                        category so it's not as though we have half the sites are potential cap and half the sites are not and therefore your ADC growth will be somewhat nullified because of the offset.

                        In this particular case as we really begin to focus more at the sites that don't have a cap problem to driving a balanced patient mix that drives average length of stay or median length of stay up, I think we will see a return to some of the ADC numbers potentially that we've seen it the past.

Gia Okay. And lastly have you disclosed the start up losses associated with the new programs in patient units including the drag on the mother programs?

D. Elliot               The way we've disclosed is we indicated in a prior
                        quarterly earnings call that when we did a retrospective analysis of the financial impact of leapfrogs, we realized that there was a total financial drag for each leapfrog including the drag on the mother site as well as the independent leapfrog of about $500,000 and that it would take us or we anticipate it would take us up to 24 months for cumulative break even.

Gia                     Okay, but you have not ...

D. Elliot               I'm sorry, that was for leapfrog. Did you ask about IPUs
                        or leapfrogs?

Gia Well, I think combined. I'm trying to get a sense of what is the loss in the fourth quarter from the start up loss? I think I understand in terms of the typical program, the loss and the [inaudible], but I don't know if you can disclose specifically in the quarter how much of that was it the quarter.

D. Elliot               No, I cannot. I'm not able to do that right now. From an
                        IPU perspective it's a little more difficult, we have 5
                        IPUs. For example we previously disclosed at Emory, which is a full blown 28 bed IPU where we'll have a floor on the Emory Wellesley campus, it'll have a total cost of approximately $1.5 million. Now the majority of that cost could be capitalized over the 5 year lease so that's one extreme. And then on the other end we have an Evansville IPU which its cost is going to be more closely aligned with what I just described for leapfrog which is about $500,000. So the IPUs do vary depending upon the size and location.

Gia                     Okay, thanks.

Management              Thanks, Gia.

Operator Thank you. Our next question is a follow up from Kevin Fischbeck. Please go ahead.

K. Fischbeck            I'm not sure if I missed it, but did you give a number
                        for how many sites are

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                        currently hitting the cap now?

J. Steging              No, we didn't give a number. I just said a little over a
                        handful. We've got a note here ... we've got actually hitting cap now, at any given time in the last year we've had anywhere from say 5 to 10 sites that have circled the cap.

K. Fischbeck            Okay.

D. Elliot               Kevin, this is David Elliot. I typically watch about,
                        like Rick said, I've got on my watch list about 9 provider numbers. That's how we obviously assess cap and we have a total of about 36 provider numbers so on my watch list are 9 of 36 and in 2004 we had 8 provider numbers that experienced cap.

K. Fischbeck            Okay and then I think you gave a number that the census
                        at the end of the quarter was about 5,500. How good a number is that or does the Indiana issue make that number difficult to use as a base?

D. Elliot               Our average daily census for the quarter was 5,440 and
                        you're right, there is a strong impact for this quarter due to Indianapolis/Terre Haute not admitting patients.

K. Fischbeck            Okay, so it may not be accurate to use that as the
                        basis. We have to factor in the disruption. I think did Rick say at one point that ADC in Indiana went from 200 to 140?

J. Steging              It's gone from 340, Kevin, down to a little over 200 in
                        the timeframe and understand as of today, about 100 of those patients as we mentioned are in the Terre Haute program which we're not able to bill for.

K. Fischbeck            Are you going to include that in the ADC number?

J. Steging              No, we don't ... I mean we're literally caring for them,
                        but we don't include it certainly as a billable ADC.

K. Fischbeck            Okay, great. Thanks.

D. Elliot               Kevin, this is David. And you're correct, in the
                        earnings release it does say 11% year-over-year increase in SG&A and that should read 13% increment in SG&A year-over-year. Thank you.

K. Fischbeck            Great.

Operator Thank you. Management, at this time I will turn the conference back to you for any closing comments you may have.

A. Slager               Again, thanks everybody for waking up so early this
                        morning and certainly

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                        for being patient with regard to us getting our release
                        out last night. We will follow up with the quarter information here very quickly and just let me again thank you for being with us. Obviously, although we're exceptionally confident of where we're headed, we do realize we have a tremendous amount of work still ahead of us, but there have been a number of very positive events that have occurred in `05 that we think will carry us forward into `06 very successfully.

                        We look forward to talking to each of you again in the coming weeks and months and certainly on the next conference call which will be scheduled sometime in February.

                        Again thanks to everybody for being on the call. Take care and we'll be in touch.

Operator Thank you. Ladies and gentlemen, this concludes today's teleconference. If you'd like to listen to a replay of today's conference you may dial 303-590-3000 or 1-800-405-2236 and followed by the access code 11045824 and then followed by the pound sign.

                        Once again thank you for your participation in today's conference and at this time you may disconnect.

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